                                 SCHEDULE 14A
                                (Rule 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]


Check the appropriate box:

[ ] Preliminary Proxy Statement      [ ] Confidential, For Use of the Commission
[X] Definitive Proxy Statement           Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                              HARTMARX CORPORATION
                (Name of Registrant as Specified In Its Charter)

    .......................................................................
   (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies: .......

     2)  Aggregate number of securities to which transaction applies: ..........

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         .......................................................................

     4)  Proposed maximum aggregate value of transaction: ......................

     5)  Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount previously paid:
     2)  Form, Schedule or Registration Statement No.:
     3)  Filing Party:
     4)  Date Filed:

                              [LOGO OF HARTMARX]

                               ----------------

                                    NOTICE
                                      of
            ANNUAL MEETING OF STOCKHOLDERS OF HARTMARX CORPORATION
                           TO BE HELD APRIL 13, 2000

To the Stockholders of HARTMARX CORPORATION:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of HARTMARX CORPORATION (the "Corporation") will be held at the 410 Club & Conference Center, 410 North Michigan Avenue, Chicago, Illinois, on Thursday, April 13, 2000, at 11:00 A.M., local time, for the following purposes:

   (1) To elect Directors of the Corporation.

   (2) To consider ratifying the appointment of independent auditors.

   (3) To transact such other business as may properly come before the meeting.

   The Board of Directors has fixed February 14, 2000 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

   In order that the shares of the Corporation may be represented as fully as possible at the Annual Meeting, every stockholder is requested to vote, date, sign and mail the enclosed Proxy, as early as practicable, in the accompanying postage-paid envelope addressed to HARTMARX CORPORATION, c/o First Chicago Trust Company, a division of EquiServe, P.O. Box 8914, Edison, NJ 08818-9258. If you also attend the Annual Meeting, you will have the opportunity to vote your shares in person instead of having the Proxy counted.

   A complete list of the stockholders entitled to vote at the Annual Meeting, showing the address and number of shares registered in the name of each stockholder, may be examined by any stockholder, for any purpose germane to the meeting, during regular business hours between March 29, 2000 and April 11, 2000, at the office of Mrs. Kay C. Nalbach, Assistant Secretary of the Corporation, 101 North Wacker Drive, Chicago, Illinois 60606.

   A Proxy Statement with respect to the Annual Meeting is attached hereto. The Annual Report to Stockholders and the Annual Report on Form 10-K for the fiscal year ended November 30, 1999 are enclosed herewith.

                                          By Order of the Board of Directors

                                          /s/ TARAS R. PROCZKO
                                          TARAS R. PROCZKO, Secretary

Chicago, Illinois
February 25, 2000

                              [LOGO OF HARTMARX]

                               ----------------

                                PROXY STATEMENT
                                      for
            ANNUAL MEETING OF STOCKHOLDERS OF HARTMARX CORPORATION
                           TO BE HELD APRIL 13, 2000

   The common stock, par value $2.50 ("Common Stock"), of HARTMARX CORPORATION (the "Corporation") is the only security entitled to vote at the meeting. On February 14, 2000, the record date for determining the stockholders entitled to vote at the meeting, the Corporation had 28,588,499 shares of outstanding Common Stock, each share entitled to one vote, held by approximately 4,726 stockholders of record (estimated by adding the number of registered holders furnished by the Corporation's registrar and the number of participants in the Hartmarx Employee Stock Ownership Plan). All shares represented by valid Proxies received pursuant to this solicitation will be voted, if the Proxies are not revoked prior thereto. Any stockholder may revoke a Proxy at any time prior to the voting by delivering to the Corporation's Secretary a signed notice specifying the number of shares and clearly identifying the Proxy to be revoked or by attending the Annual Meeting and voting in person by written ballot. The Corporation's principal executive offices are located at 101 North Wacker Drive, Chicago, Illinois 60606, telephone 312/372-6300.

   The enclosed Proxy is solicited by the Corporation's Board of Directors (the "Board"). The cost of preparing and mailing the proxy material will be paid by the Corporation. The approximate mailing date for this material is February 25, 2000. The Corporation will, upon request, reimburse brokers, banks and trust companies for the costs incurred in mailing the proxy material to their customers who are beneficial owners of Common Stock registered in the names of such brokers, banks and trust companies or their nominees. In addition to solicitation by mail, officers and regular employees of the Corporation may solicit Proxies by telephone, telecopier or in person, but will receive no additional compensation for such activities.

   Votes cast by proxy or in person at the meeting will be tabulated by the inspectors of election appointed by the Board for the meeting. The affirmative vote of a plurality of the shares represented at the meeting is required to elect directors, and the affirmative vote of a majority of such shares is required to ratify the appointment of auditors. Abstentions and broker non-votes are each included in the determination of shares present and voting for purposes of determining whether a quorum is present. On other matters, abstentions are counted as votes cast, while broker non-votes are not counted in determining whether a proposal has been approved.

                        ITEM (1)--ELECTION OF DIRECTORS

   Votes will be cast pursuant to authority granted by the enclosed Proxy for the election of the eleven nominees named below as directors of the Corporation. Each elected director's term of office will be for one year or until a successor is duly elected and qualified. In the event any of these nominees becomes unavailable for election for any reason, votes will be cast pursuant to authority granted by the enclosed Proxy for such persons as may be designated by the Board.

                   INFORMATION ABOUT NOMINEES FOR DIRECTORS

   The information shown below includes the principal business affiliations of each nominee since 1995.

                A. ROBERT ABBOUD, 70--Director since 1974


                Mr. Abboud is president of A. Robert Abboud and Company, a
PHOTO OF A. R.  private investment company. He is also a director of AAR
ABROUD          Corporation and Alberto-Culver Company.

                SAMAUAL A.T. BAKHSH, 31--Director since 1995


                Mr. Bakhsh is a director of Traco Group of Companies, a
PHOTO OF S.     privately held investment company. He also serves as a
BAKHSH          director of several other privately held corporations.

                JEFFREY A. COLE, 58--Director since 1990


                Mr. Cole is chairman, chief executive officer and a director
PHOTO OF J.     of Cole National Corporation, a specialty retailer. He is also
COLE            a director of Pearle Europe B.V. and the Cleveland Clinic
                Foundation.

                RAYMOND F. FARLEY, 75--Director since 1981


                Mr. Farley is retired as president and chief executive officer
PHOTO OF R.     of S. C. Johnson & Son, Inc. (SC Johnson Wax). He is also a
FARLEY          director of Cantilever Technologies, LLC and director emeritus of Snap-On Incorporated.

                ELBERT O. HAND, 60--Director since 1984

                Mr. Hand has been chairman and chief executive officer of HARTMARX CORPORATION since 1992. He is also a director of Austin Reed PLC, London, England.

PHOTO OF E.
HAND

                DONALD P. JACOBS, 72--Director since 1980


                Mr. Jacobs is Dean of the J. L. Kellogg Graduate School of Management and Gaylord Freeman Distinguished Professor of Finance at Northwestern University. He is also a director of Unicom Corporation and its subsidiary, Commonwealth Edison Company, CDW Computer Centers, Inc. (Computer Discount Warehouse), ProLogis Trust (formerly Security Capital Industrial Trust) and Terex Corporation.
PHOTO OF D. JACOBS

                CHARLES MARSHALL, 70--Director since 1980


                Mr. Marshall is retired as vice chairman of the board and a director of American Telephone and Telegraph Company, a communications company. Until 1999, he was a director of Ceridian Corporation, GATX Corporation, Sonat, Inc. and Sunstrand Corp.
PHOTO OF C. MARSHALL

                HOMI B. PATEL, 50--Director since 1994


                Mr. Patel has been president and chief operating officer of PHOTO H. PATEL HARTMARX CORPORATION since 1993. He is also a director of the
                Amalgamated Life Insurance Co.

                MICHAEL B. ROHLFS, 48--Director since 1995


                Mr. Rohlfs is president and chief executive officer of Dearborn Financial, Inc., an investment advisory company. From 1992 to September 1995, he served as executive vice president and managing director of Dearborn.
PHOTO OF M. ROHLFS

                STUART L. SCOTT, 61--Director since 1993


                Mr. Scott is chairman and chief executive officer of Jones Lang LaSalle Incorporated, an international real estate services firm. From 1992 to 1998, he was chairman and chief executive officer of LaSalle Partners Incorporated and its predecessor entities. Since 1998, Mr. Scott has been chairman of the board of trustees of LaSalle Hotel Properties, a publicly traded REIT. (1)
PHOTO OF S. SCOTT

                ELLA D. STRUBEL, 59--Director since 1998


                Ms. Strubel served as Executive Vice President, Corporate Affairs, of Leo Burnett Company, Inc. from 1992 to 1997. She concurrently served as Executive Vice President, Client Public Relations, Leo Burnett U.S.A. She chairs the board of directors of the Rehabilitation Institute of Chicago and is a director of Parson Group, L.L.C.
PHOTO OF E.D. STRUBEL
--------
(1) Affiliates of Jones Lang LaSalle Incorporated manage certain commercial real estate in which subsidiaries of the Corporation lease space. Mr. Scott does not have a direct or indirect material interest in these transactions.

Board of Director and Committee Meetings

   The Board held nine meetings in fiscal 1999, one of which was the annual meeting, and five of which were telephonic meetings. All directors attended at least 75% of the meetings of the Board and committees on which they served, except for Mr. Bakhsh who attended three of the nine Board and committee meetings on which he served. Board committees are reconstituted annually at the Annual Meeting of the Board immediately following the Annual Meeting of Stockholders.

   The Audit and Finance Committee now consists of Mr. Abboud, chairman, Mr. Jacobs, Mr. Marshall and Mr. Rohlfs. It met five times in fiscal 1999. This committee maintains communications between the directors and independent auditors and assists the Board with its oversight responsibilities relating to corporate accounting, integrity of financial controls and reporting practices. It reports to the entire Board periodically on such matters as the Audit and Finance Committee or the Board may specify, approves all significant non-audit work which the independent auditors perform for the Corporation and approves their fees. It also oversees the Corporation's investment policies and methods of financing corporate operations and employee benefit plans.

   The Compensation and Stock Option Committee is currently composed of Mr. Farley, chairman, Mr. Cole, Mr. Jacobs and Mr. Scott. It met four times in fiscal 1999, once by telephone. It exercises the full powers of the Board with respect to compensation paid to executives of the Corporation and its subsidiaries. It also grants employee stock options and makes other determinations regarding the administration of employee stock option plans. It approves management incentive (bonus and long-term) plans and determines the standards of performance for incentive payments.

   The Nominating and Governance Committee now consists of Mr. Marshall, chairman, Mr. Bakhsh, Mr. Jacobs, Mr. Scott and Ms. Strubel. This committee did not meet in fiscal 1999. Its function is to propose to the entire Board qualified nominees for election to fill vacancies on the Board and to make recommendations on directorship and corporate governance practices. Stockholders wishing to suggest qualified candidates for this committee's consideration should forward their suggestions to the Nominating and Governance Committee, in care of Mrs. Kay C. Nalbach, Assistant Secretary, HARTMARX CORPORATION, 101 North Wacker Drive, Chicago, Illinois 60606.

Director Compensation

   For fiscal 1999, each of the directors not employed by the Corporation or any of its subsidiaries ("Outside Directors") was entitled to receive a $20,000 annual retainer, plus $1,000 for each Board meeting attended and $1,000 for each committee meeting attended. Each committee chairman was entitled to receive $2,500 annually in addition.

   Some of the directors had the opportunity to defer payment of all or a portion of annual fees otherwise payable from January 1, 1986 through 1989. Deferred fees earn interest from the date of deferral at 110% of the seasoned Moody's Corporate Bond Index rate. Upon termination of their service as a director, the Corporation agrees to pay such deferred fees and interest ("Deferral Account"), either in a lump sum or in installments. The deferral arrangements also provide for the Corporation's payment of specified death benefits under certain circumstances. Each director who has deferred fees is an unsecured general creditor of the Corporation with respect to such Deferral Account. Outside Directors are also provided a clothing allowance and, while on Hartmarx business, travel accident insurance. The cost of such benefits was approximately $3,500 per director.

   Director Stock Options ("DSOs") and Director Deferred Stock Awards ("DDSAs") are granted under the 1995 Stock Plan for Non-Employee Directors ("1995 Directors Plan"). Except as described below, DSOs are generally identical to employee stock options but are granted only to Outside Directors. The number of shares of Common Stock covered by DSOs granted to an Outside Director in any twelve-month period ending each March 31 is obtained by dividing the amount of the director's annual retainer by the fair market value of a share of the Corporation's Common Stock on the date or dates of grant, but in no event shall be less than 1,000 shares. In addition, each Outside Director may choose to receive, on each date of election to the Board, a DSO in lieu of all or part of the annual retainer payable during such director's term of office. The number of shares covered by such a DSO is obtained by dividing the unpaid retainer amount by the excess of the fair market value of a share on such date over $1.00; the purchase price of each covered share is $1.00. For shares covered by these DSOs outstanding on a Common Stock dividend record date, the director is entitled to be paid cash dividend equivalents based on any cash dividend (or cash value of other property) that would have been received had such DSO shares been issued and outstanding on the dividend record date. The 1995 Directors Plan provides that DSOs cannot be exercised for six months after the grant date.

   DDSAs consist of share units credited to an account for each Outside Director, each unit representing one share of Common Stock. Each Outside Director is granted DDSA units on each date of election to the Board. For 1999, the number of DDSA units granted to each director is equal to the nearest number of whole units obtained by dividing the annual retainer amount by the fair market value of a share of Common Stock on the date of election. DDSAs earn dividend equivalents in the same manner as DSOs but any such dividend equivalents are credited to the director's account as additional units. Upon the director's death, disability or termination of Board service, whole units become payable in shares of Common Stock and any fractional units become payable in cash.

                        EXECUTIVE OFFICER COMPENSATION

   The following table shows the compensation for the past three fiscal years of the Corporation for each of the Corporation's five most highly compensated executive officers, including the Chief Executive Officer (the "Named Executive Officers").

                          Summary Compensation Table

                                              Long-Term Compensation
                                              -----------------------
                     Annual Compensation              Awards
                   -----------------------    -----------------------
                                                                         All
Name and                                      Restricted  Securities    Other
Principal                                       Stock     Underlying   Compen-
Position           Year Salary(1)  Bonus      Awards(3)  Options/SARs sation(4)
---------          ---- ---------  -----      ---------- ------------ ---------
Elbert O. Hand,    1999 $672,083  $207,900(2)  $221,200     40,000     $5,146
 Chairman and
 Chief             1998  636,667   499,032      404,500     50,000      4,096
 Executive Offi-
 cer               1997  597,083   795,557      231,600     30,000      3,906

Homi B. Patel,     1999  527,916   152,400(2)   193,550     35,000      4,214
 President and
 Chief             1998  502,917   367,547      283,150     35,000      3,214
 Operating Offi-
 cer               1997  477,500   623,282      193,000     25,000      3,092

Glenn R. Morgan    1999  241,000    49,731(2)    66,360     15,000      2,837
 Executive Vice    1998  228,750   119,588      121,350     20,000      1,898
 President and
 Chief             1997  213,750   198,022       77,200     15,000      1,826
 Financial Offi-
 cer

Frederick G.
 Wohlschlaeger(5)  1999  195,000    40,072(2)    27,650      8,000      2,598
 Senior Vice
 President,        1998  189,167    96,190       40,450     10,000      1,620
 General Counsel
 and               1997   77,083    64,864          --      25,000        370
 Secretary

James E. Condon    1999  144,041    16,621(2)    11,060      6,000      2,506
 Vice President,   1998  138,500    40,073       20,225      7,500      1,517
 Treasurer         1997  132,459    35,848       19,300      7,500      1,436

--------
(1) Includes amounts paid and deferred.
(2) These amounts represent the total of bonuses earned under the Management Incentive Plan for fiscal 1999.
(3) The dollar amount shown equals the number of shares of restricted stock multiplied by the stock price on the grant date. This valuation does not take into account the diminution in value attributable to the restrictions placed on the shares. On January 19, 1999, the following restricted shares were awarded to the Named Executive Officers and vest on the first to occur of (i) January 19, 2009; (ii) the date on which the closing stock price on the New York Stock Exchange equals or exceeds $9.00 for 30 consecutive calendar days; (iii) retirement at age 65; or (iv) with the consent of the Compensation and Stock Option Committee: Mr. Hand, 40,000; Mr. Patel, 35,000; Mr. Morgan, 12,000; Mr. Wohlschlaeger, 5,000; and Mr. Condon, 2,000. The number and value of aggregate restricted stock holdings at the end of fiscal year 1999 were: Mr. Hand, 145,000 ($571,300); Mr. Patel, 115,000 ($453,100); Mr. Morgan, 44,500 ($175,330); Mr.
    Wohlschlaeger, 10,000 ($39,400); and Mr. Condon, 7,000 ($27,580).
(4) These amounts represent the Corporation's contributions to the Hartmarx Employee Stock Ownership Plan and premiums paid for term life insurance. The amounts contributed to the Plan in 1999 were: Mr. Hand, $1,680; Mr. Patel, $1,680; Mr. Morgan, $1,680; Mr. Wohlschlaeger, $1,666; and Mr. Condon, $1,815. The premiums for term life insurance in 1999 were: Mr. Hand, $3,466; Mr. Patel, $2,534; Mr. Morgan, $1,157; Mr. Wohlschlaeger, $932; and Mr. Condon, $691.
(5) Mr. Wohlschlaeger's employment with the Corporation commenced on July 1, 1997, and Mr. Wohlschlaeger resigned effective January 15, 2000. As a result, all unvested restricted stock awarded to Mr. Wohlschlaeger was forfeited as of January 15, 2000.

Employment and Severance Agreements

   Effective August 1, 1996, the Corporation entered into separate employment and severance agreements with each of Messrs. Hand, Patel and Morgan, replacing existing agreements with each of them. The employment agreements were for an initial term expiring December 31, 1998 and automatically renewed for an additional two year period. They provide that Messrs. Hand, Patel and Morgan will receive annual salaries at least equal to their respective annual salaries on the date the agreements were signed (with increases to be determined by the Compensation and Stock Option Committee), and provide for participation in the Management Incentive Plan ("MIP"), described below, and in any other fringe benefits, including any long-term incentive plan, available to key executives. In the event that any of these executives is discharged without cause or resigns with good reason, which includes resignation due to a change in duties or cancellation of his employment agreement prior to December 31, 2000, the executive will be entitled to continuation of salary and fringe benefits for 24 months. In addition, all unpaid incentive compensation under the MIP (including all contingent compensation which would have been payable for the full fiscal year in which such executive's employment is terminated and for the following fiscal year) is to be paid as and when MIP payments are made to other MIP participants for such periods. All unpaid incentive compensation under any long-term incentive plan (including all contingent compensation which would have been payable for uncompleted performance periods) becomes immediately payable; and all stock options and restricted stock granted to such executive under the Corporation's stock option plans become immediately exercisable and fully vested, as the case may be.

   The severance agreements were for an initial period ending December 31, 1997 and, commencing January 1, 1998, renewed for one year and will continue to renew for successive periods of one year unless notice of non-renewal is given by the Corporation or executive not later than the immediately preceding July 15. Pursuant to the severance agreements, the Corporation has agreed to pay each executive severance benefits in the event the executive's employment is terminated within 24 months following a change in control of the Corporation for any reason other than (i) death, disability or retirement,
(ii) cause or (iii) resignation without good reason. The severance payment, payable as a lump sum in lieu of the salary continuation, bonus and long-term incentive compensation payments described above, would equal three times the higher of executive's annual base salary as of the date the executive's employment is terminated and executive's annual base salary in effect immediately prior to the change in control plus three times two-thirds of the executive's maximum bonus opportunity under the MIP for such year. In addition, all stock options and restricted stock granted to such executive under the Corporation's stock option plans would become immediately exercisable and fully vested, as the case may be, and the executive would also be entitled to receive any unpaid contingent or other incentive compensation in the same manner as described above. All such amounts would be due and payable within ten days of the date of termination. Fringe benefits would continue to be provided for a period of 36 months. In the event that total severance benefits to be received by the executive in connection with a change in control would be subject to any excise tax imposed under Section 4999 of the Internal Revenue Code, then the Corporation shall pay to executive an additional amount such that after deduction of any excise tax on such severance benefits and any federal, state and local income and employment taxes and excise tax on such additional amount, the net amount retained by executive shall be equal to the severance benefits to be paid to such executive.

   Mr. Condon has agreed to remain in the employ of the Corporation, subject to the Corporation's agreement to pay him severance benefits if such employment is terminated within 24 months following an actual change in control for any reason other than (i) death, disability or retirement, (ii) for cause or (iii) resignation without good reason. Generally, the severance payment, net of additional amounts agreed to be paid by the Corporation, if necessary, in respect of any excise tax imposed by Section 4999 of the Internal Revenue Code on such severance benefits (and any federal, state and local taxes on such additional amounts), would equal two times his average annual compensation for the three calendar years immediately preceding the year in which the change in control occurs; and he would also be entitled to receive any appreciation in the value of Common Stock covered by stock options theretofore granted to him under the Corporation's stock option plans (whether or not then fully exercisable).

                              STOCK OPTION GRANTS

   The following tables provide information on the Named Executive Officers' option grants in fiscal 1999, option exercises in fiscal 1999 and the value of unexercised options at November 30, 1999.

                     Option Grants in the Last Fiscal Year

                                                                              Potential
                                                                             Realizable
                                                                              Value at
                                                                           Assumed Annual
                                                                           Rates of Stock
                                                                                Price
                                                                            Appreciation
                                                                              for Option
                            Individual Grants                                  Term(1)
-------------------------------------------------------------------------- ---------------
                                      Percent of
                         Number of   Total Options
                         Securities   Granted to
                         Underlying  Employees in  Exercise or
                          Options       Fiscal      Base Price  Expiration
Name                      Granted       Year(2)    ($/Share)(3)    Date    5% ($)  10% ($)
----                     ----------  ------------- ------------ ---------- ------- -------
Elbert O. Hand..........   40,000(4)      8.0          5.53      01/18/09  139,200 352,400
Homi B. Patel...........   35,000(4)      7.0          5.53      01/18/09  121,800 308,400
Glenn R. Morgan.........   15,000(4)      3.0          5.53      01/18/09   52,200 132,200
Frederick G.
 Wohlschlaeger..........    8,000(5)      1.6          5.53      01/18/09   27,800  70,500
James E. Condon.........    6,000(4)      1.2          5.53      01/18/09   20,900  52,900

--------
(1) The amounts shown above for each of the Named Executive Officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of 5% and 10% over the full ten year term of the options, as required by applicable regulations of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and common stock holdings will be dependent on the future performance of the Corporation and overall stock market conditions.
(2) The Corporation granted options representing 498,250 shares to employees in fiscal 1999. No stock appreciation rights were granted in tandem with these options.
(3) The exercise price may be paid by delivery of already owned shares and the withholding obligations related to exercise may be paid by offset of the underlying shares subject to certain conditions. The fair market value on the date of grant of the shares underlying the options was $5.53 per share.
(4) These options were granted on January 19, 1999, became fully exercisable on January 19, 2000 and are subject to termination between 90 days to three years following termination of employment in certain events.
(5) These options were granted on January 19, 1999 and would have become exercisable in a sixty-seven percent (67%) installment on January 19, 2000, with full vesting occurring on January 19, 2001; however, as a result of Mr. Wohlschlaeger's resignation effective January 15, 2000, these options were forfeited.

              Aggregated Option Exercises In The Last Fiscal Year
                       and Fiscal Year-End Option Values

                                                     Number of
                                                     Securities   Value ($) of
                                                     Underlying    Unexercised
                                                    Unexercised   In-the-Money
                                                     Options at    Options at
                                                   Nov. 30, 1999  Nov. 30, 1999
                         Shares Acquired Value ($)  Exercisable/  Exercisable/
Name                       on Exercise   Realized  Unexercisable  Unexercisable
----                     --------------- --------- -------------- -------------
Elbert O. Hand..........         0            0    462,759/65,000      0/0
Homi B. Patel...........         0            0    337,576/58,333      0/0
Glenn R. Morgan.........         0            0    113,041/23,333      0/0
Frederick G.
 Wohlschlaeger (1)......         0            0     20,150/22,950      0/0
James E. Condon.........         0            0     43,260/ 6,000      0/0

--------
(1) Mr. Wohlschlaeger resigned from the Corporation effective January 15, 2000. As a result, all unexercisable options were forfeited as of that date and exercisable options remain subject to exercise for 90 days after said date.

Pension Plan

   The Hartmarx Retirement Income Plan (the "Plan"), a trusteed plan, provides for contributions to be made by the Corporation and designated affiliates on an actuarial basis and provides for defined benefits in the event of retirement after certain age and service requirements have been met. Survivor benefits are also provided in the event of a participant's death after certain other age and service requirements are met. Regular eligible employees of the Corporation or a designated affiliate who participate in The Hartmarx Savings-Investment Plan, a trusteed defined contribution plan, automatically participate in the Plan. Normal retirement age under the Plan is 65, and early retirement at any time after a vested participant attains age 55 results in actuarially reduced benefits. Maximum benefits under the Plan are based upon 50% of the highest average annual earnings (base salary, commissions, bonus and overtime) paid to an employee for any five consecutive years included within the final 10 consecutive years of employment by the Corporation (or subsidiary adopting the Plan), less 50% of the primary Social Security benefit, for 30 years of service, prorated downward to one-sixth of such benefits for the minimum of five years normally required for vested rights.

   The following table shows the estimated annual benefits payable upon retirement on December 31, 1999 at age 65 to participants in the Plan, in specified classifications as to compensation and years of service. These single-life benefits are actuarially reduced when the spouse is named as joint annuitant or if the employee withdraws his or her pre-1984 contributions to the Plan prior to retirement. In certain instances, benefits are subject to limitations imposed by the Employee Retirement Income Security Act of 1974, as amended. The Corporation has authorized additional non-qualified pension payments based upon the benefits which could have been earned in accordance with the formula described in the previous paragraph but for the application of such limitations. Compensation covered by the Plan for the Named Executive Officers generally corresponds with the earned salary, bonus and cash portion of any long-term incentive payout shown in the Summary Compensation Table. Full years of service credited under the Plan as of November 30, 1999 were 30 for Mr. Hand, 19 for Mr. Patel, 18 for Mr. Morgan, 1 for Mr. Wohlschlaeger and 15 for Mr. Condon.

     Average
  AnualnEarnings                             Years of Credited Service
  (ighestH5 Years                -------------------------------------------------
 ofLast 10 years)                  5      10      15      20      25    30 or more
-----------------                ------ ------- ------- ------- ------- ----------
   $  200,000................... 15,234  30,467  45,701  60,935  76,168   91,402
      250,000................... 19,400  38,801  58,201  77,601  97,302  116,402
      300,000................... 23,567  47,134  70,701  94,268 117,835  141,402
      350,000................... 27,734  55,467  83,201 110,935 138,668  166,402
      400,000................... 31,900  63,801  95,701 127,601 159,502  191,402
      450,000................... 36,067  72,134 108,201 144,268 180,335  216,402
      500,000................... 40,234  80,467 120,701 160,935 201,168  241,402
      550,000................... 44,400  88,801 133,201 177,601 222,002  266,402
      600,000................... 48,567  97,134 145,701 194,268 242,835  291,402
      650,000................... 52,734 105,467 158,201 210,935 263,668  316,402
      700,000................... 56,900 113,801 170,701 227,601 284,502  341,402
      800,000................... 65,234 130,467 195,701 260,935 326,168  391,402
      900,000................... 73,567 147,134 220,701 294,268 367,835  441,402
    1,000,000................... 81,900 163,801 245,701 327,601 409,502  491,402

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

Executive Compensation Program

 Compensation Committee Approach

   The Compensation and Stock Option Committee (the "Compensation Committee"), which is composed of four independent directors of the Corporation, sets executive compensation levels and establishes and administers short-term and long-term incentive programs based upon a set of guiding principles. These principles, which are designed to align executive compensation with management's execution of business strategies and initiatives as well as the achievement of long-term financial performance and growth in shareholder values, are as follows:

 . Integration of the elements of the compensation package into a reward program which will attract and retain key executives critical to the long-term success of the Corporation.

 . Awarding of short-term incentives on terms closely tied to operating unit performance and based upon the achievement of business goals for the performance period.

 . Alignment of executive and shareholder interests through a stock-based long-term incentive program which will reward executives for enhancement of shareholder values.

   In determining the appropriate levels of executive compensation for fiscal 1999, the Compensation Committee took into account both the Corporation's financial performance for the year and the executive group's achievement of improved profitability. Future compensation will continue to be closely tied to performance and its impact on the growth in shareholder value.

   The total compensation program consists of three components:

 Base Salary

   The base salaries and salary ranges for executives are determined in relation to competitive market data provided in national executive compensation surveys and subject to periodic review by independent compensation consultants. Compensation surveys utilized include the Management Compensation Services (a division of Hewitt Associates) Project 777 Executive Compensation Study containing information from 331 manufacturing companies ranging in sales from $100 million to over $8 billion; the Hay Executive Compensation Report including information from 589 operating units of 403 industrial organizations (33% nondurable manufacturing, 31% durable manufacturing, 36% non-manufacturing) ranging in sales from less than $300 million to over $10 billion; and the American Apparel Manufacturers' Association Management Compensation Study based upon information from 30 apparel manufacturing companies ranging in sales from less than $100 million to over $4 billion. Salary ranges are reviewed on an annual basis and adjusted as warranted to maintain a competitive position of slightly above the median survey results.

   Salaries are reviewed on an annual basis and salary changes are based upon individual performance and position in salary ranges within the context of an annual salary budget. The salary budget is determined in relation to competitive market data provided in national salary planning surveys and the financial performance of the Corporation and its operating units. Salary planning surveys utilized include those conducted by the American Compensation Association, Hewitt Associates, William M. Mercer and The Wyatt Company. If the financial performance of the Corporation results in achieving sales and earnings targeted in the business plan, the overall salary budget is established at the survey national average and is allocated to operating units based upon the level of achievement of their individual business plans.

   In fiscal 1998, sales and earnings were achieved in accordance with the business plan and an overall salary budget of 4.0% was administered for 1999. Better performing operating units had higher salary budgets while those with lower performance had less. Actual salary increases averaged 3.8% throughout the Corporation. Above average salary increases were awarded in January to Messrs. Patel, Morgan and Condon, in recognition of their individual contributions to the improved profitability of the Corporation. Having received a salary increase in July 1998, Mr. Wohlschlaeger did not receive a salary increase in 1999. The salary of the Chief Executive Officer is separately discussed below.

   The employment agreements for Messrs. Hand, Patel and Morgan provide for their respective annual salaries to be at least equal to their annual salaries for 1996. Salaries for the Named Executive Officers are within the range of average competitive levels, with the competitiveness of the overall compensation package significantly dependent upon the reward opportunities created by achievement of objectives under the Corporation's short-term and long-term incentive plans.

 Short-Term Incentives

   Executives are eligible for annual bonuses under the Management Incentive Plan ("MIP") which is a plan qualified under Section 162(m) of the Internal Revenue Code. Incentive opportunities are determined in relation to competitive market data provided in the aforementioned national executive compensation surveys and are subject to periodic review by independent compensation consultants.

Awards are based upon the achievement of financial goals established for individual operating units and on a consolidated basis in accordance with the Corporation's business plan. Individual awards for corporate executives are based upon the achievement of both consolidated and operating unit goals weighted according to sales volume. Operating unit executives are measured on the goals appropriate to the unit within which they report and are also accountable for consolidated goals. For fiscal 1999, 42 executives participated in the plan. Corporate executives were measured on consolidated pre-tax income and operating unit sales-weighted earnings before interest and taxes and adjusted net asset goals. Operating unit executives were measured on earnings before interest and taxes, sales and adjusted net asset goals and on consolidated pre-tax income. No bonuses would have been earned if the Corporation had not achieved positive income results. Bonuses paid for 1999 averaged 22.1% of eligible salaries and 34.7% of maximum incentive opportunities.

 Long-Term Incentives

   Executives are eligible for awards of stock options and/or restricted stock under the Corporation's 1998 Incentive Stock Plan. Awards are determined in relation to competitive practice and an individual's position. In January 1999, under the Long Term Incentive Plan, selected senior executives received a combination of stock option grants utilizing length of service vesting and restricted stock awards utilizing performance based vesting whereby increments of the award will vest when the stock price equals or exceeds a certain level for thirty consecutive calendar days. Messrs. Patel, Morgan, Wohlschlaeger and Condon received such awards. The amount and terms of the options already held by the Named Executive Officers, as well as competitive practice, was taken into consideration in determining the size of the awards. As reflected in the Table of Option Grants In The Last Fiscal Year, one stock option grant was awarded to each of the Named Executive Officers at an exercise price equal to the fair market value of the Corporation's stock on the date of the grant.

 Chief Executive Officer Compensation

   The Compensation Committee increased the salary of the Chief Executive Officer 5.5% to $675,000 on January 1, 1999. The determination of the Chief Executive Officer's salary was based upon the salary range for the position, the salary budget established for 1999 and in recognition of Mr. Hand's leadership in achieving continued improvement in the financial performance of the Corporation. Mr. Hand's salary is within a competitive range when compared to other chief executive officers of organizations in the same sales volumes as reported in the national surveys analyzed. His fiscal 1999 MIP bonus award was based upon the achievement of consolidated pre-tax income and sales-weighted individual operating unit achievement of earnings before interest and taxes and adjusted net asset goals. The Chief Executive Officer received a stock option grant and a restricted stock award from the Corporation's 1998 Incentive Stock Plan, described above. These awards provide an incentive for future performance and the enhancement of shareholder value.

   The Compensation Committee has reviewed the provisions of the Omnibus Budget Reconciliation Act of 1993 as they relate to limitations on tax deductibility for certain compensation exceeding $1 million for Named Executive Officers. Based upon regulations issued by the Internal Revenue Service, the Committee believes that gains from the exercise of outstanding stock options or future options will be exempted from this deduction limitation. It is currently intended that any amendment to the Corporation's Incentive Stock Plan which may be necessary in the future in order to preserve this exemption will be presented for shareholder approval as and when required.

   It is the intention of the Compensation Committee, to the extent consistent with sound compensation policy and incentive program design, that compensation for the Named Executive Officers be provided in such a way as to remain tax deductible for the Corporation. It is possible, however, that certain types of compensation awarded to members of the executive group would not qualify as wholly deductible under applicable tax law if otherwise in excess of the general deduction limitation. The Committee will continue to review and respond to the relevant tax law and regulations as appropriate.

                    COMPENSATION AND STOCK OPTION COMMITTEE

                          Raymond F. Farley, Chairman
               Jeffrey A. Cole Donald P. Jacobs Stuart L. Scott

                       PERFORMANCE GRAPH APPEARS

   The following graph compares the five year cumulative total shareholder return on the Corporation's common stock to the Standard & Poor's 500(R) Index and the Peer Group. The information presented assumes $100 invested at the close of business November 30, 1994 in Hartmarx Corporation common stock and each of the indices, plus the reinvestment of any dividends.

 Total Cumulative Shareholder Return for Five-Year Period Ending November 30,
                                     1999

                       [PERFORMANCE GRAPH APPEARS HERE]

                          A                       B                  C
Label     Label Hartmarx Corporation    Standard & Poor's 500   Peer Group
   1       1994              $100.00                  $100.00      $100.00
   2       1995                83.72                   136.92           97
   3       1996                97.67                   175.08       113.52
   4       1997               151.16                   224.98       136.17
   5       1998                109.3                   278.21       102.68
   6       1999                70.94                   336.34         90.5


   The Peer Group consists of Crystal Brands, Inc., Genesco, Inc., Hartmarx Corporation, Oxford Industries, Inc., Russell Corporation and Spring Industries, Inc. However, Crystal Brands, Inc. has been excluded from Peer Group returns for 1994 and later years due to the suspension of trading on its stock on 9/30/94 following its filing for bankruptcy.

                       ITEM (2)--APPOINTMENT OF AUDITORS

   Stockholders will be asked to ratify the appointment of PricewaterhouseCoopers, LLP, certified public accountants, as independent auditors of the accounts of the Corporation and its subsidiaries for the 2000 fiscal year. PricewaterhouseCoopers has been regularly engaged in this capacity by the Corporation for over 80 years. A representative of PricewaterhouseCoopers will attend the Annual Meeting where he will have the opportunity to make a statement if he so desires and will be available to respond to appropriate questions. Stockholder ratification is not required; however, the Corporation considers such ratification to be a desirable practice and if the affirmative vote is less than a majority of the shares represented at the meeting, the Board would reconsider the appointment.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF
                RATIFICATION OF THE APPOINTMENT OF THE AUDITORS

                 Security Ownership of Directors and Officers

                                                           Shares
                                                         Subject to
                                                         Acquisition
                           Beneficial   DDSA    Other     Within 60  Percentage
Name                       Ownership   Units  Ownership     Days      of Class
----                      ------------ ------ ---------  ----------- ----------
A. Robert Abboud.........    59,161(1)  8,531     --         20,053        *
Samaual A.T. Bakhsh......    21,171(1)  6,870     --         21,171        *
Jeffrey A. Cole..........    41,598(1)  7,796     --         29,798        *
Raymond F. Farley........    53,275(1)  8,351     --         51,997        *
Elbert O. Hand...........   793,928(2)    --      300(3)    672,759     2.71%
Donald P. Jacobs.........    67,014(1)  8,351   3,000(4)     54,637        *
Charles Marshall.........    93,278(1)  8,351     --         19,873        *
Homi B. Patel............   675,647(2)    --      --        510,909     2.32%
Michael B. Rohlfs........    21,949(1)  6,870     --         21,949        *
Stuart L. Scott..........    67,808(1)  7,320     --         52,808        *
Ella D. Strubel..........    11,196(1)  4,098     --          8,196        *
Glenn R. Morgan..........   224,797(2)    --      --        180,874        *
Frederick G.
 Wohlschlaeger (5).......    26,034       --      --         20,150        *
James E. Condon..........    66,819(2)    --      --         56,260        *
All Directors and
 Executive Officers as a
 Group (18 persons)...... 2,591,590(6) 66,538   3,300     2,042,309     8.46%

--------
*  Less than 1%.
(1) Includes all shares actually or potentially subject to acquisition through the exercise of vested Director Stock Options within 60 days and also includes Director Deferred Stock Awards ("DDSAs"). Director Stock Options and DDSAs are discussed under the caption "Director Compensation," beginning on page 4.
(2) Includes all shares actually or potentially subject to acquisition through the exercise of stock options within 60 days: either of vested options or of options which vest when the closing stock price on the New York Stock Exchange exceeds $10 for 30 consecutive calendar days. All options are granted at the market price on the date of grant and are not discounted. Also includes shares of restricted stock which vest when the closing stock price exceeds $9 or $11.50, respectively, for 30 consecutive calendar days, and shares of restricted stock which vest when the closing stock price equals or exceed $12.50 for 30 consecutive calendar days.
(3) 100 shares held by Mr. Hand's wife; and 200 shares in the name of Mr. Hand as custodian for his child.
(4) Shares held by Mr. Jacobs' wife.
(5) Mr. Wohlschlaeger resigned from the Corporation effective January 15, 2000. Includes all shares actually or potentially subject to acquisition through the exercise of stock options which were exercisable as of the date of Mr. Wohlschlaeger's resignation. All options are granted at the market price on the date of grant and are not discounted. Due to Mr. Wohlschlaeger's resignation effective January 15, 2000, exercisable options awarded to him will terminate 90 days after said date.
(6) The beneficial ownership of all directors and executive officers as a group includes 2,042,309 shares (6.97%) which are actually or potentially subject to acquisition within 60 days through the exercise of stock options, the vesting of restricted stock awards or the settlement of DDSAs.

            Section 16(a) Beneficial Ownership Reporting Compliance

   The rules of the Securities and Exchange Commission require the Corporation to disclose late filings of stock transaction reports by its directors, executive officers and beneficial owners of more than 10% of the Common Stock. Based solely on our records of reports filed and written representations from these individuals, the Corporation believes that all Section 16(a) filing requirements were met during fiscal 1999.

                           OWNERSHIP OF COMMON STOCK

   Beneficial owners of more than five percent of the Common Stock, as shown by information received by the Corporation, are listed below*:

                          Amount and Nature of Beneficial Ownership
                          -----------------------------------------
                            Voting Power   Investment Power Percent
Name and Address of       ---------------- ----------------   of
Beneficial Owner            Sole    Shared   Sole    Shared  Class
-------------------         ----    ------ --------- ------ -------
Abdullah Taha Bakhsh
 c/o Traco
 P.O. Box 459
 Jeddah, Saudi Arabia.... 5,182,610    0   5,182,610    0    18.13(1)
Dimensional Fund
 Advisors, Inc.
 1299 Ocean Avenue, 11th
  Floor
 Santa Monica, California
  90401.................. 2,841,500    0   2,841,500    0     9.94(2)
CTC Illinois Trust
 Company, Trustee
 of the Corporation's
 Savings-
 Investment Plan and
 ESOP,
 209 W. Jackson Blvd.
 Chicago, Illinois 60606.       --   --          --   --       -- (3)
The Northern Trust
 Company, Trustee
 of the Corporation's
  Retirement
 Income Plan
 50 South LaSalle Street
 Chicago, Illinois 60675.       --   --          --   --       -- (4)

--------
* On February 14, 2000, the Corporation had outstanding 28,588,499 shares of Common Stock eligible to vote.
(1) The shares are held of record by Emerson Investments, Ltd. ("Emerson"), except for 20,000 shares which are held of record by Traco International, N.V. ("Traco"), both of which are corporations controlled by Mr. Bakhsh. Emerson has represented to the Corporation that Mr. Bakhsh has sole power to direct the vote and disposition of Emerson's shares.
(2) Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to be the beneficial owner of 2,841,500 shares as of December 31, 1999, all of which shares are held in various investment companies registered under the Investment Company Act of 1940. Dimensional serves as investment manager and investment advisor for such entities. Dimensional has disclaimed beneficial ownership of all such shares.
(3) CTC Illinois Trust Company acts as Trustee of The Hartmarx Savings-Investment Plan and the Hartmarx Employee Stock Ownership Plan ("ESOP"). At December 31, 1999, the Trustee held 1,501,353 shares (5.25%) for the Savings-Investment Plan and 632,003 shares (2.21%) for the ESOP. The Trustee votes all shares held by the respective Plan Trusts proportionally as directed by participants' instructions, except that shares held in certain participant sub-accounts in the ESOP are voted only as directed by participants' instructions.
(4) The Northern Trust Company acts as Trustee of The Hartmarx Retirement Income Plan ("RIP"), a defined benefit pension plan. At December 31, 1999, the Trustee held 1,737,712 shares (6.08%) for RIP. The Trustee votes all shares held by the plan as directed by the Corporation.

                         PROPOSALS BY SECURITY HOLDERS

Nominations for the Board of Directors

   The Corporation's By-Laws provide that written notice of proposed stockholder nominations for the election of directors at an Annual Meeting must be given to the Secretary of the Corporation no earlier than November 15 and no later than December 15 immediately preceding the meeting, and with respect to an election to be held at a special meeting of stockholders for the election of directors, no later than the close of business on the fifteenth day following (i) the date on which notice of such meeting is first given to stockholders or (ii) the date on which public disclosure of such meeting is first made, whichever is earlier. Notice to the Corporation from a stockholder who proposes to nominate a person for election as a director must contain certain information about that person, including (i) age, (ii) business and residence addresses, (iii) principal occupation, (iv) a description of any arrangements or understandings between the stockholder and such nominee pursuant to which the nomination is to be made by the stockholder, and (v) such other information as would be required to be included in a proxy statement soliciting proxies to elect that person as a director. The notice shall also contain the consent of the nominee to serve as a director if so elected. If the Chairman of the Annual Meeting determines that a person was not nominated in accordance with the foregoing procedures, such person shall not be eligible for election.

Other Proposals

   Under applicable rules of the Securities and Exchange Commission, any proposal which a security holder intends to call upon the Corporation to include in its 2001 Proxy Statement must be received at the principal office of the Corporation no later than October 31, 2000.

   In addition, the Corporation's By-Laws require that written notice of proposals to be presented at an Annual Meeting be delivered to the Secretary of the Corporation at its principal executive offices no earlier than November 15 and no later than December 15 immediately preceding the meeting. Such notice to the Corporation must set forth (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business, and (v) any other information which is required to be furnished by the stockholder pursuant to applicable laws and regulations. If the Chairman of the Annual Meeting determines that business was not properly brought before the meeting in accordance with the foregoing procedures, such business shall not be transacted.

                                 OTHER MATTERS

   The Board knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their best judgment on such matters.

                                          By Order of the Board of Directors

                                          /s/ TARAS R. PROCZKO
                                          TARAS R. PROCZKO, Secretary

Chicago, Illinois
February 25, 2000

                               [LOGO OF HARTMARX]

       PROXY Solicited by the Board of Directors of HARTMARX CORPORATION

     Elbert O. Hand, Homi B. Patel, Taras R. Proczko, and each of them, is hereby appointed, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of HARTMARX CORPORATION on April 13, 2000, and at any adjournment thereof, with the full power to vote all of the shares of stock which the undersigned is entitled to vote:

     THIS PROXY WILL BE VOTED AS SPECIFIED BY THE STOCKHOLDER BUT IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR ELECTION OF THE ABOVE NOMINEES FOR DIRECTORS, IN FAVOR OF THE PROPOSAL SET FORTH IN ITEM (2) AND, IN THE DISCRETION OF THE PROXIES, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                  (Continued, and to be signed, on other side)
--------------------------------------------------------------------------------
 (1) ELECTION OF DIRECTORS

     [_] FOR all nominees listed hereon (except as marked to the contrary below):
     A. Robert Abboud      Raymond F. Farley   Charles Marshall  Stuart L. Scott
     Samaual A.T. Bakhsh   Elbert O. Hand      Homi B. Patel     Ella D. Strubel
     Jeffrey A. Cole       Donald P. Jacobs    Michael B. Rohlfs


  To withhold authority to vote for any individual nominees write names in the space below.

     [_] WITHHOLD AUTHORITY to vote for all nominees listed above.

 (2) TO RATIFY the appointment of independent auditors (Item (2) of Notice of Annual Meeting).

     [_] FOR           [_] AGAINST          [_] ABSTAIN

 (3) TO TRANSACT such other business as may properly come before the meeting.






Dated this ____ day of ________________, 2000


_______________________________(Seal)    _________________________________(Seal)
(Signature of Stockholder)               (Signature of Stockholder)



Signature must agree with name as shown above. For shares held in joint tenancy, each of the joint tenants is requested to sign.